As filed with the Securities and Exchange Commission on July 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTHY CHOICE WELLNESS CORP.
(Exact name of registrant as specified in its charter)

Delaware	88-4128927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3800 N. 28th Way, #1 Hollywood, Florida	33020
(Address of Principal Executive Offices)	(Zip Code)

Healthy Choice Wellness Corp. 2024 Equity Incentive Plan

(Full title of the plan)

Jeffrey E. Holman

Chief Executive Officer

3800 N. 28th Way, #1

Hollywood, Florida 33020

(305) 600-5004

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Martin Schrier

Cozen O’Connor

200 South Biscayne Boulevard, Suite 3000

Miami, Florida 33131

(305) 704-5954

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an aggregate of 2,626,968 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”) of Healthy Choice Wellness Corp., a Delaware corporation (the “Registrant”), which have been authorized and reserved for issuance under the Healthy Choice Wellness Corp. 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan provides for the grant of equity-based awards in the form of incentive stock options, stock appreciation rights, restricted stock awards and other forms of awards to directors, employees and consultants of the Registrant. The 2024 Plan was adopted by the Board of Directors of the Registrant on August 21, 2024 and approved by the Company’s stockholders on August 21, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSEPCTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the 2024 Plan as required by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 28, 2025 (File No.: 001-42274);

(b)	Quarterly Report on Form 10-Q filed with the Commission on May 9, 2025;

(c)	Current Reports on Form 8-K filed with the Commission on April 3, 2025, April 30, 2025, May 12, 2025 (and amended on June 27, 2025) and July 16, 2025; and

(d)	The description of Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 11, 2024 (File No. 001-42274), including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

(a) The registrant’s latest annual report, and where interests in the plan are being registered, the plan’s latest annual report, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or in the case of the registrant either: (1) the latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed, or (2) the registrant’s effective registration statement on Form 10, Form 20-F or, in the case of registrants described in General Instruction A.(2) of Form 40-F, on Form 40-F filed under the Exchange Act containing audited financial statements for the registrant’s latest fiscal year.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) If the class of securities to be offered is registered under Section l2 of the Exchange Act, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) contain provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for the following:

●	with respect to directors, any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	with respect to directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

●	with respect to officers, derivative claims brought on behalf of the Registrant; or

●	any transaction from which they derived an improper personal benefit.

The Bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise. The Certificate of Incorporation further provides for the advancement of expenses to each of our officers and directors to the fullest extent permitted by Delaware law.

The Registrant has obtained liability insurance policies for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

Further, the Registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporation By Reference
No.	Description	Form	File No.	Exhibit	Filing Date
4.1	Second Amended and Restated Certificate of Incorporation of Healthy Choice Wellness Corp.	S-1/A	333-294435	3.1	September 13, 2024
4.2	Amended and Restated Bylaws of Healthy Choice Wellness Corp.	S-1/A	333-294435	3.2	September 13, 2024
5.1*	Opinion of Cozen O’Connor, P.C.
10.1	Healthy Choice Wellness Corp. 2024 Equity Incentive Plan	S-1/A	333-294435	10.1	August 30, 2024
10.2	Healthy Choice Wellness Corp. 2024 Equity Incentive Plan Form of Restricted Stock Award Agreement	S-1/A	333-294435	10.4	August 30, 2024
23.1*	Consent of Cozen O’Connor, P.C. (included in Exhibit 5.1)
23.2*	Consent of Marcum LLP
23.3*	Consent of UHY LLP
24.1*	Powers of Attorney (included on the signature pages to this registration statement).
107.1*	Filing Fee Table

* Filed herewith.

(4) Instruments defining the rights of security holders, including indentures.

(i)	All instruments defining the rights of holders of the equity or debt securities being registered including, where applicable, the relevant portion of the articles of incorporation or by-laws of the registrant.

(ii)	Except as set forth in paragraph (b)(4)(iii) of this Item for filings on Forms S-1, S-4, S-11, N-14, and F-4 under the Securities Act (§ 239.11, 239.25, 239.18, 239.23 and 239.34 of this chapter) and Forms 10 and 10-K under the Exchange Act (§§ 249.210 and 249.310 of this chapter) all instruments defining the rights of holders of long-term debt of the registrant and its consolidated subsidiaries and for any of its unconsolidated subsidiaries for which financial statements are required to be filed.

(iii)	Where the instrument defines the rights of holders of long-term debt of the registrant and its consolidated subsidiaries and for any of its unconsolidated subsidiaries for which financial statements are required to be filed, there need not be filed:

(A)	Any instrument with respect to long-term debt not being registered if the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the registrant and its subsidiaries on a consolidated basis and if there is filed an agreement to furnish a copy of such agreement to the Commission upon request;

(B)	Any instrument with respect to any class of securities if appropriate steps to assure the redemption or retirement of such class will be taken prior to or upon delivery by the registrant of the securities being registered; or

(C)	Copies of instruments evidencing scrip certificates for fractions of shares.

(iv)	If any of the securities being registered are, or will be, issued under an indenture to be qualified under the Trust Indenture Act, the copy of such indenture which is filed as an exhibit shall include or be accompanied by:

(A)	A reasonably itemized and informative table of contents; and

(B)	A cross-reference sheet showing the location in the indenture of the provisions inserted pursuant to sections 310 through 318(a) inclusive of the Trust Indenture Act of 1939.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

iv.	provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Healthy Choice Wellness Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on July 22, 2025.

HEALTHY CHOICE WELLNESS CORP.

By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey E. Holman and Christopher Santi, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Jeffrey Holman	Chief Executive Officer, Chairman and Director	July 22, 2025
Jeffrey Holman

/s/ Christopher Santi	President and Chief Operating Officer	July 22, 2025
Christopher Santi

/s/ John A. Ollet	Chief Financial Officer and Director	July 22, 2025
John A. Ollet

/s/ Gary Bodzin	Director	July 22, 2025
Gary Bodzin

/s/ Michael Lerman	Director	July 22, 2025
Michael Lerman

/s/ Ben Myers	Director	July 22, 2025
Ben Myers